CURO Group Holdings Corp. to Sell Flexiti

Chicago, Illinois—August 2, 2023 -- (BUSINESS WIRE) -- CURO Group Holdings Corp. (NYSE: CURO) (“CURO”), a tech-enabled, omni-channel consumer finance company serving consumers in the U.S. and Canada, announced today that it has entered into a definitive agreement to sell its Canadian point-of-sale business FLX Holding Corp. (“Flexiti”) to Questrade Financial Group Inc., Canada’s largest independent online brokerage, for a purchase price of approximately C$55 million. The sale is expected to close in the third quarter of 2023, subject to agreed closing conditions, including receipt of required regulatory approvals.

“We are pleased that completion of this transaction will allow us to increase our focus on our core Direct Lending business in both the U.S. and Canada,” said Doug Clark, Chief Executive Officer of CURO. “After reviewing multiple options, we concluded this transaction offers compelling value to CURO, while better positioning Flexiti with Questrade as its partner. We appreciate the contributions the Flexiti team has made to CURO and wish them success in the future.”

More information about this transaction can be found in the “Events & Presentations” section of CURO’s Investor Relations website at https://ir.curo.com/events-and-presentations

Advisors
Solomon Partners Securities, LLC served as financial advisor and King & Spalding LLP and Norton Rose Fulbright Canada LLP served as legal counsel to CURO. BMO Capital Markets served as financial advisor and Bennett Jones LLP served as legal counsel to Questrade, Inc.

About CURO
CURO Group Holdings Corp. (NYSE: CURO) is a leading consumer credit lender serving U.S. and Canadian customers for over 25 years. Our roots in the consumer finance market run deep. We’ve worked diligently to provide customers a variety of convenient, easily accessible financial services. Our decades of diversified data power a hard-to-replicate underwriting and scoring engine, mitigating risk across the full spectrum of credit products. We operate a number of brands including Cash Money®, LendDirect®, Heights Finance, Southern Finance, Covington Credit, Quick Credit and First Heritage Credit.

(CURO-NWS)

Investor Relations: Email: IR@curo.com

Source: CURO Group Holdings Corp.